UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported): September 18, 2000


                            TRIARC COMPANIES, INC.
                            ----------------------
              (Exact Name of Registrant as Specified in Charter)


              Delaware               1-2207               38-0471180
              --------              -------               ----------
          (State or other         (Commission            (IRS Employer
          jurisdiction of        File Number)         Identification No.)
          incorporation)


                      280 Park Avenue
                      New York, New York              10017
              ------------------------------------   --------
            (Address of Principal Executive Offices)(Zip Code)


      Registrant's telephone number, including area code:  (212) 451-3000




                         -----------------------------
                      (Former Name or Former Address, if
                          Changed Since Last Report)










Item 5.     Other Events.

On September 18, 2000, Triarc Companies, Inc. announced that it had signed a definitive agreement to sell Snapple Beverage Group, Inc. and Royal Crown Company, Inc. to Cadbury Schweppes plc. The purchase price will consist of approximately $910 million in cash plus the assumption of approximately $420 million of debt. The purchase price is subject to post-closing adjustment. Following the closing, a cash payment of approximately $120 million will be made by Snapple Beverage Group for employee options.

The transaction is expected to close in the fourth quarter of 2000, subject to antitrust filings and customary closing conditions. As a result of the sale, the Company intends to withdraw its previously announced filing for an initial public offering of the Snapple Beverage Group.

Cadbury Schweppes will assume the Company's $360 million ($118.5 million current accreted value) zero coupon convertible subordinated debentures due 2018 and Snapple Beverage Group's $300 million 10 1/4% senior subordinated notes due 2009. In addition, prior to the closing, the Company will repay approximately $450 million outstanding under the Snapple Beverage Group's existing credit facilities, subject to adjustment at closing. The Company has agreed to place into a custodial account such number of shares of the Company's Class A Common Stock as are necessary to provide for the conversion, if any, of all outstanding zero coupon convertible subordinated debentures. Cadbury has agreed to call the debentures for redemption on February 9, 2003, the first date on which the debentures may be redeemed.

In consideration for providing Cadbury with the benefit of a Section 338(h)(10) election under the Internal Revenue Code, the Company will receive from Cadbury an additional cash payment of approximately $200 million to offset the additional tax liability that will result from the election.

Upon completion of the transaction, the Company will continue to own the Arby's(R) restaurant franchise business. The Company also franchises the T.J. Cinnamons(R) and Pasta Connection(R) brands. Following the closing, the Company will have cash, cash equivalents and investments in excess of $400 million and total debt of approximately $20 million.

      A copy of certain agreements and the press release with respect to the proposed transaction are being filed as exhibits hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)   Exhibits

     2.1 Agreement and Plan of Merger dated September 15, 2000 among Cadbury Schweppes plc, CSN Acquisition Inc., CRC Acquisition Inc., Triarc Companies, Inc., Snapple Beverage Group, Inc. and Royal Crown Company, Inc.

     10.1 Tax Agreement dated as of September 15, 2000 by and among Cadbury Schweppes plc, SBG Holdings, Inc., Triarc Companies, Inc. and Triarc Consumer Products Group, LLC.

     99.1 Press release dated September 18, 2000.







                                     SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  TRIARC COMPANIES, INC.


Date: September 20, 2000                          By: BRIAN L. SCHORR
                                                      --------------------
                                                      Brian L. Schorr
                                                      Executive Vice President
                                                      and General Counsel





                                    Exhibit Index

Exhibit
No.                 Description                           Page No.
------              -----------                           --------

 2.1      Agreement and Plan of Merger dated
          September 15, 2000 among Cadbury
          Schweppes plc, CSN Acquisition Inc.,
          CRC Acquisition Inc., Triarc Companies,
          Inc., Snapple Beverage Group, Inc. and
          Royal Crown Company, Inc.

 10.1     Tax Agreement dated as of September 15,
          2000 by and among Cadbury Schweppes plc, SBG Holdings, Inc., Triarc Companies, Inc.
          and Triarc Consumer Products Group, LLC.

 99.1     Press release dated September 18, 2000.